Exhibit 99.4

FIRST AMENDMENT

TO

NOMINATION AGREEMENT

This First Amendment to Nomination Agreement (the “Amendment”) dated November 25, 2013, amends that certain Nomination Agreement (the “Nomination Agreement”) dated March 1, 2013, by and among the persons and entities listed on Schedule A (collectively, the “PW Group”, and individually a “member” of the PW Group), Famous Dave’s of America, Inc. (the “Company”) and Patrick Walsh, in his individual capacity and as a member of the PW Group (the “PW Designee”).  Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Nomination Agreement.

In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Nomination Agreement as follows:

A.           The Company agrees to include the PW Designee in its slate of nominees for election (the “2014 Company Slate”) as one of no more than seven (as determined by the Board) directors of the Company at the 2014 Annual Meeting. The Board will publicly recommend and solicit proxies for the election of the PW Designee at the 2014 Annual Meeting in the same manner as it does for all the other members of the 2014 Company Slate.

B.           During the Covered Period, the number of directors constituting the Board will be fixed at no more than seven, as determined by the Board.

C.           Each member of the PW Group shall make commercially reasonable efforts to cause all shares of Common Stock beneficially owned, directly or indirectly, by it to be present for quorum purposes and to be voted, at the 2014 Annual Meeting, and further agrees that at the 2014 Annual Meeting it shall make commercially reasonable efforts to vote in favor of the 2014 Company Slate.

D.           The last paragraph of Section 2(d) of the Nomination Agreement is hereby deleted.

E.           The provisions of Section 5 of the Nomination Agreement shall extend beyond the Covered Period so long as the PW Designee remains a Board member.  Notwithstanding anything to the contrary contained in Section 5 of the Nomination Agreement (as amended by the immediately preceding sentence), following the 2014 Annual Meeting the restrictions contained in such Section 5 shall be inapplicable to any communications, whether oral or in writing, expressed, or caused to be expressed, by any member of the PW Group or any of its Affiliates relating to (i) the nomination of directors or submission of business proposals by any member of the PW Group or its Affiliates with respect to any annual or special meeting of shareholders of the Company and the solicitation of proxies in connection therewith, (ii) the calling of a special meeting of shareholders of the Company by any member of the PW Group or its Affiliates and the solicitation of proxies or consents in connection therewith, or (iii) the views of any member of the PW Group or its Affiliates with respect to any “Fundamental Transaction” (including any proposal to explore or evaluate any such transaction) publicly announced by the Company.  A “Fundamental Transaction” means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other entity, regardless of whether the Company is the surviving entity, a material acquisition or disposition by the Company as defined under the SEC accounting rules, or a statutory share exchange involving capital stock of the Company.

F.           The PW Group shall promptly file an amendment to its Schedule 13D with respect to the Company, filed with the SEC on December 27, 2012, reporting the entry into the Amendment and appending or incorporating by reference the Amendment as an exhibit thereto.

G.           Except for Section 5 of the Nomination Agreement (as amended by Section E hereof) and Section 7 (Confidential Information), Section 8 (Release of Claims),  Section 9 (Miscellaneous), Section 11 (Entire Agreement; Amendment), Section 12 (Notices), Section 13 (Severability), Section 14 (Counterparts), Section 15 (No Third Party Beneficiaries; Assignment) and Section 16 (Interpretation and Construction) of the Nomination Agreement, the provisions of the Nomination Agreement (as amended hereby) shall automatically terminate upon the conclusion of the 2014 Annual Meeting to the extent they have not already terminated or expired in accordance with their terms.

H.           Except as specifically provided herein, the Nomination Agreement shall remain in full force and effect according to its terms.  This Amendment may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed the Amendment, or caused the same to be executed by its duly authorized representative as of the date first above written.

FAMOUS DAVE’S OF AMERICA, INC.

By:	/s/ Dean A. Riesen
Name: Dean A. Riesen
Title: Chairman of the Board

PW Partners Atlas Fund LP

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member, PW Partners Atlas Funds, LLC, General Partner

PW Partners Master Fund LP

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member, PW Partners, LLC, General Partner

PW Partners Capital Management LLC

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member

PW Partners Atlas Funds, LLC

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member and Chief Executive Officer

PW Partners, LLC

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Managing Member and Chief Executive Officer

/s/ Patrick Walsh
Patrick Walsh

Schedule A

Members of PW Group

PW Partners Atlas Fund LP

PW Partners Master Fund LP

PW Partners Capital Management LLC

PW Partners Atlas Funds, LLC

PW Partners, LLC

Patrick Walsh